Exhibit 99.1

Roadzen Delivers Best Quarter in Company History with Q4 FY2026 Revenue of $16.1 Million, Up 42% Year-Over-Year; Record Full-Year Revenue of $55.0 Million, Up 24%

Roadzen Posts First ‘Rule of 40’ Quarter in Two Years; FY2026 Net Loss Narrows 69% and Adjusted EBITDA Loss Improves 58%, with Seventh Straight Quarter of Adjusted EBITDA Gains Nearing Breakeven

●	Record Revenue Growth Drives Strongest Quarter in Company History

Roadzen delivered record fourth-quarter revenue of $16.1 million, up 42% year-over-year and 12% sequentially — the highest quarterly revenue in Company history. Full-year FY2026 revenue rose to a record $55.0 million, up 24% from $44.3 million in FY2025, reflecting sustained multi-quarter acceleration driven by rising customer adoption and expanding enterprise penetration.

●	Net Loss Narrows Sharply; Adjusted EBITDA[1] Approaches Break-Even

Net loss attributable to ordinary shareholders for FY2026 fell approximately 69% to $(22.5) million, or $(0.29) per share, from $(72.9) million, or $(1.04) per share, in FY2025, and full-year operating loss improved 77% to $(14.0) million from $(60.8) million in FY2025. Adjusted EBITDA loss for the fourth quarter was $(0.4) million, compared to $(1.6) million in the prior-year quarter, and full-year Adjusted EBITDA loss improved to $(3.5) million from $(8.4) million in FY2025 — Roadzen’s seventh consecutive quarter of improvement.

●	Scaled AI Platform Delivers Measurable Ecosystem Impact

Roadzen’s AI platform processes over 3 million insurance claims annually and leverages over 4 billion miles of proprietary real-world driving data to power precision underwriting, claims automation, telematics, and driver intelligence. The platform delivers up to 72% accident reduction for fleets. Roadzen’s MGA operations run at an average 85% combined ratio — compared to an industry average of approximately 103% — and claims-to-repair cycle times are cut from an average of ~6 weeks to 48 hours for standard repairs, strengthened by VehicleCare.

●	FY2027 Momentum Builds; Profitability Path Defined

Roadzen exited FY2026 at an approximately $64 million annualized revenue run-rate. With over $30 million in new annual revenue commitments already secured in Q1 FY2027 — across insurance contracts, OEM partnerships, fleet deployments, and carrier capacity programs — the Company has clear visibility towards reaching a $100 million annualized revenue run-rate and positive Adjusted EBITDA for the coming fiscal year.

NEW YORK, June 29, 2026 (GLOBE NEWSWIRE) – Roadzen Inc. (Nasdaq: RDZN) (“Roadzen” or the “Company”), a global leader in AI at the convergence of insurance and mobility, today announced its financial results for the Fiscal 2026 fourth quarter and full year ended March 31, 2026.

Commenting on the Company’s results, Rohan Malhotra, Founder and CEO of Roadzen, stated, “This was the best quarter in our history. We have been building towards this growth for two years by laying the groundwork — we are seeing increased adoption of our platform, largely driven by the U.S. and India, and democratic growth across all of our product lines. More customers are adopting more of our platform, across more geographies, and at increasing speed.

1 Adjusted EBITDA is a non-GAAP financial metric. See “Non-GAAP Financial Measures” at the end of this press release for more information, including a reconciliation to the nearest GAAP financial measure.

We are showcasing real-world AI at scale. Unlike general intelligence models, which are large, expensive and general-purpose, our focus is on building specialized models that deliver enterprise intelligence within context — that are built for precision and the lowest cost of delivery, so that our accuracy translates directly into real economic impact for our customers. As adoption grows, the network effects across our data, distribution, and decisioning compound.

Our goal for this year is clear: to be one of a handful of AI companies, globally, with over $100 million in annual recurring revenue with adjusted EBITDA profitability, and growing more than 40-50% a year. We are still early, but the direction is clear, and we have entered Fiscal 2027 with more momentum, more visibility, and greater conviction than ever before.”

Roadzen’s CFO, Jean-Noël Gallardo, commented, “The Fiscal fourth quarter represented a clear acceleration in Roadzen’s financial trajectory, with record quarterly revenue growing 42% year-over-year and 12% sequentially, driving meaningful operating leverage and continued improvement in our financial metrics. While our net loss for the quarter was $(7.3) million, or $(0.09) per share, we reduced our full-year Fiscal 2026 net loss by approximately 69% over the prior year. Our Adjusted EBITDA loss narrowed to $(0.4) million — our seventh consecutive quarter of improvement — bringing the Company closer to Adjusted EBITDA breakeven. We are also exceptionally pleased to report our first ‘Rule of 40’ quarter since the U.K. pause. The growth we are seeing in our acquired businesses is being driven by the synergies we have created across the Roadzen platform — by connecting them to our AI, our distribution, and our customer base, we are accelerating their growth well beyond what they could achieve independently.

There is clear momentum in the operating performance of the business, where year-over-year revenue growth has accelerated from an average of 18% in the first half of this year to more than 30% growth in the second half, while our Adjusted EBITDA margin narrowed from -10.2% to -3.3% over the same period — showing both sustained commercial acceleration and a clear trend toward breakeven.

We also made decisive improvements to our balance sheet. We reduced short-term borrowings by approximately 60%, from $19.9 million to $7.8 million, while extending into longer-duration debt — including the extension of our $11.5 million senior secured facility with Mizuho to July 2027 — strengthening our near-term liquidity position and capital flexibility. We raised capital almost entirely through clean equity, largely at a premium to our market price, including at the India subsidiary level. The balance sheet clean-up remains a focus for us as we continue to strengthen the foundations of the business.”

Fourth Quarter and Full Year Financial Highlights

P&L

Revenue and Key Performance Indicators:

●	Revenue for the Fourth Quarter ended March 31, 2026, increased to $16.1 million, compared to $11.3 million in the prior year period, representing 42% year-over-year growth, and increased 12% sequentially from $14.4 million in Q3 FY2026, marking the highest quarterly revenue in Company history. Growth was driven by continued expansion across insurance, mobility, and AI-powered fleet intelligence solutions, supported by increasing enterprise adoption and scaling deployments globally.

●	Revenue for the Fiscal Year ended March 31, 2026, increased to $55.0 million, compared to $44.3 million in FY2025, representing 24% year-over-year growth. Gross margin for the fourth quarter was consistent with the prior year at 65.7%. For the full fiscal year, gross margin increased to 61.3% versus 57.5% in FY2025, demonstrating underlying operating leverage as the Company scales its AI-powered insurance and mobility platform.

●	As of March 31, 2026, Roadzen had 61 insurance customer agreements (including carriers, self-insureds and other entities processing insurance claims), 91 automotive customer agreements, and approximately 4,200 agents and fleet customer agreements. This compares to 61 insurance, 87 automotive and 4,100 agent and fleet customers as of December 31, 2025.

●	Roadzen brokerage business sold 144,270 policies during the fourth quarter for approximately $25.2 million of Gross Written Premium (“GWP”), compared to 149,810 policies in the prior FY2026 third quarter, producing $17.1 million of GWP. Crossing $25 million in quarterly Gross Written Premium is an important milestone for the Company as it builds toward $100 million in annualized GWP — driven by continued growth in India alongside a rising contribution from the U.S., where higher average premiums per policy and stronger margins are increasingly accretive to the mix.

●	In our IaaS business, 1,409,790 claims, roadside assistance and vehicle inspections were conducted during the three months ending March 31, 2026, compared to 1,397,535 for the prior third quarter ending December 31, 2025.

Net Results:

●	Net loss attributable to ordinary shareholders for the Fiscal Year ended March 31, 2026, was $(22.5) million, or $(0.29) per share, compared to $(72.9) million, or $(1.04) per share, in FY2025, representing a significant year-over-year improvement driven by materially lower operating losses and stronger revenue scaling across the Company’s AI-powered insurance and mobility platform. Of the FY2026 net loss, approximately $9.8 million was comprised of non-cash expenses, including a $4.0 million loss on fair value of the Company’s financial instruments (convertible notes, variable instruments and warrants), $2.2 million related to depreciation and amortization, and $3.6 million related to other non-cash items.

●	Total operating expenses for the Fiscal Year ended March 31, 2026, were $69.0 million, compared to $105.1 million in FY2025, representing a 34% year-over-year reduction, driven by significant decreases in corporate overhead and general and administrative expenses, partially offset by higher cost of services reflecting increased platform utilization and revenue scaling.

●	Adjusted EBITDA loss for the fiscal year was $(3.5) million, compared to $(8.4) million in FY2025. Fourth Quarter Adjusted EBITDA loss was $(0.4) million, compared to $(1.6) million in the prior-year quarter and $(0.6) million in the sequential third quarter, marking Roadzen’s seventh consecutive quarter of sequential improvement.

Balance Sheet

Assets:

●	Total assets as of March 31, 2026, were $52.7 million, an increase of $20.1 million from the previous Fiscal Year end, driven by growth in receivables, acquisition-related intangible assets, and equity raised during the year. The Company ended the year with cash and cash equivalents of $6.6 million compared to $4.8 million at the prior year end period.

Liabilities:

●	Total liabilities as of March 31, 2026, were $79.2 million, compared to $58.3 million at Fiscal Year-end 2025. These include $13.2 million of convertible notes and $4.2 million of non-cash liabilities, which is comprised of $2.0 million of derivative warrant liability, $1.0 million of deferred tax liability, and $1.2 million related to deferred revenue and retirement benefits.

●	During the Fiscal Year, Roadzen restructured its debt profile to establish a more stable, longer-duration capital structure. The Company reduced short-term borrowings by approximately 60%, from $19.9 million to $7.8 million, while extending into long-term borrowings, which grew to $15.6 million. This deliberate shift strengthened Roadzen’s near-term liquidity and capital flexibility, positioning the balance sheet to support continued growth — including the extension of the Company’s $11.5 million senior secured facility with Mizuho Securities USA LLC to July 2027.

Capitalization:

●	As of March 31, 2026, the Company had approximately 79.7 million Ordinary Shares outstanding, an increase of 5.4 million shares from the prior fiscal year-end. This represented dilution of only approximately 7% to shareholders, as Roadzen raised a meaningful portion of its growth capital through its India subsidiary at a premium to the Nasdaq share price, limiting the absolute impact to the Company’s stock; Roadzen India was valued at $277 million following the VehicleCare acquisition.

drivebuddyAI Developments:

●	Patent — Driver Identification: drivebuddyAI was granted a patent for AI-powered in-vehicle facial recognition enabling continuous driver identification, anchoring AI-driven risk scoring, fatigue detection, and compliance enforcement to verified driver identity in real time.

●	Patent — Hazardous Road Condition Detection: drivebuddyAI was granted a patent for AI-based detection and geo-mapping of hazardous road conditions in real time.

●	Patent — Real-Time Lane Detection: drivebuddyAI was granted a patent for its AI-powered Real-Time Lane Detection System, a core technology underpinning advanced driver assistance and autonomous driving systems.

●	These awards expand drivebuddyAI’s IP portfolio to more than 15 patents and reinforce its technological edge as the only platform certified under AIS-184, EU GSR 2144, and Euro NCAP 2026 standards.

●	Surpassed 4 billion miles of real-world driving data, demonstrating up to 72% accident reduction.

Acquisitions: Strategic Acquisitions Unlock New Markets and Full-Stack Control

●	EliteCover Insurance — Entry into the ~$80 Billion U.S. Commercial Auto Insurance Market

On December 3, 2025, Roadzen acquired majority control of EliteCover, a U.S.-based licensed commercial auto insurance broker and Managing General Underwriter operating in California, Texas, Illinois, and New Jersey, with Lloyd’s of London Coverholder status. The acquisition provides Roadzen with a regulated underwriting and distribution platform to participate directly in the approximately $80 billion U.S. commercial auto insurance market. Combined with Roadzen’s AI-powered underwriting, telematics-driven risk management, automated claims, and integrated roadside assistance through National Automobile Club, EliteCover enables an end-to-end commercial auto insurance offering on a commission- and fee-based model. The synergies created by integrating EliteCover into the Roadzen platform are expected to drive its growth across the U.S. commercial auto market.

●	VehicleCare — Full-Stack Motor Claims Control

On January 6, 2026, Roadzen agreed to acquire VehicleCare, an AI-powered vehicle repair and workshop aggregation platform. VehicleCare’s software-enabled network of more than 1,200 workshops across India allows Roadzen to directly manage repair timelines, quality and cost outcomes, delivering over 30% loss-cost reductions versus OEM garages while improving cycle times, transparency, and fraud control. The transaction valued Roadzen’s India subsidiary at approximately $277 million, implying a value of roughly $3.50 per Roadzen share, based on Roadzen’s ownership of approximately 92% of the India subsidiary. Since closing, Roadzen has brought new business to VehicleCare by connecting it to the Company’s AI, insurer relationships, and claims funnel — winning two major insurer mandates that are expected to generate more than $20 million in combined annual revenue, and entering into a strategic partnership with TEMOT International, one of the world’s largest automotive parts distribution networks, strengthening the infrastructure supporting Roadzen’s newly launched 48-hour claims repair turnaround program.

FY2027 – Off to a Strong Start with Over $30 Million in New Annual Revenue Mandates

Financial Developments

●	As previously announced, on May 5, 2026, the Company closed on a securities purchase agreement with institutional investors securing $8 million at an offering price of $1.70 per share.

●	Roadzen secured an agreement with Mizuho Securities USA LLC to extend the maturity of its $11.5 million senior secured debt facility to July 7, 2027.

Revenue & Commercial Deployments:

●	April 14, 2026 – Roadzen partnered with a top-10 global carmaker to deliver GAP insurance across the U.K., its second major European OEM win since September 2025.

●	April 22, 2026 – Roadzen’s U.K. subsidiary, Global Insurance Management, secured several new contracts totaling $2.5 million in projected annual revenue.

●	April 27, 2026 – Leveraging Roadzen’s insurer relationships, VehicleCare secured a major claims mandate from one of India’s largest insurers, expected to generate over $10 million in annual revenue.

●	April 29, 2026 – Roadzen’s drivebuddyAI won a $2.5 million contract to bring AI-powered safety to a 3,000-truck fleet.

●	April 30, 2026 – Roadzen secured an LOI for a $30 million insurance capacity commitment from a leading U.S. carrier, with the program anticipated to contribute approximately $6 million in annual revenue.

●	June 16, 2026 – Building on Roadzen’s distribution, VehicleCare secured a second major insurer mandate with one of India’s top 10 general insurers, expected to generate more than $10 million in annual revenue.

●	June 18, 2026 – Roadzen expanded its U.S. footprint with a commercial contract valued at approximately $1.2 million in annual revenue, naming its National Automobile Club subsidiary as the exclusive roadside assistance provider for a digital platform serving more than 500,000 users.

●	June 23, 2026 – Roadzen’s drivebuddyAI secured a $5.3 million purchase order from one of India’s leading EV fleet operators to deploy its AI-powered fleet safety platform across up to 3,600 electric commercial vehicles over five years.

Strategic Partnerships & Ecosystem Expansion:

●	May 6, 2026 – VehicleCare partnered with global auto-parts network TEMOT International to build integrated claims-to-repair infrastructure and parts availability across India.

●	May 7, 2026 – Roadzen selected as a beta-testing partner for Anthropic’s Managed Agents platform for enterprise AI deployment.

Other Interest:

●	June 26, 2026 – Roadzen was included in the Russell 2000 and 3000 indices in the semi-annual rebalance, following qualification on Russell rank day.

For more information about Roadzen Inc., please visit https://roadzen.ai.

About Roadzen Inc. Roadzen Inc. (Nasdaq: RDZN) is a global leader in AI at the convergence of insurance and mobility. Roadzen builds technology that helps insurers, automakers, and fleets better predict and prevent risk, automate claims, and deliver seamless, embedded insurance experiences. Thousands of clients across North America, Europe, and Asia — from the world’s leading insurers, carmakers, and fleets to dealerships and agents — use Roadzen’s technology to build new products, sell insurance, process claims, and improve road safety. Roadzen’s pioneering work in telematics, generative AI, and computer vision has earned recognition from Forbes, Fortune, and Financial Express as one of the world’s top AI innovators. Headquartered in Burlingame, California, Roadzen employs more than 450 people across offices in the U.S., U.K., India, and China. Learn more at www.roadzen.ai.

Cautionary Statement Regarding Forward Looking Statements This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” and “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, statements regarding the anticipated benefits of our products and solutions, our expected revenue growth and anticipated Adjusted EBITDA breakeven timing, expected revenue and results from announced contracts and strategic partnerships, the anticipated synergies and growth from our acquisitions, strategy, demand for our products, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management, as well as all other statements other than statements of historical fact included in this press release. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in “Risk Factors” in our Securities and Exchange Commission (“SEC”) filings, including the annual report on Form 10-K we filed with the SEC on June 26, 2025. We urge you to consider these factors, risks and uncertainties carefully in evaluating the forward-looking statements contained in this press release. All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this press release are made only as of the date of this release. Except as expressly required by applicable securities law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact: Investor Contacts: IR@roadzen.ai Media Contacts: Sanya Soni sanya@roadzen.ai or media@roadzen.ai

Financial Statements Follow

Roadzen Inc.

Consolidated Balance Sheets

(in US $, except share count)

Particulars	As of March 31, 2026	As of March 31, 2025
Assets
Current assets:
Cash and cash equivalents	6,578,594	4,836,576
Accounts receivable, net	7,500,439	2,625,385
Inventories	116,555	202,535
Prepayments and other current assets	17,833,119	19,092,595
Investments	229,994	197,805
Total current assets	32,258,701	26,954,896
Non current assets
Restricted cash	222,026	217,064
Non marketable securities	-	269,470
Property and equipment, net	536,997	602,923
Goodwill	7,616,973	2,061,553
Operating lease right-of-use assets	1,374,147	1,109,219
Intangible assets, net	9,651,915	1,243,253
Other long-term assets	997,802	120,972
Total Non current assets	20,399,860	5,624,454
Total assets	52,658,561	32,579,350

Liabilities and shareholders’ Equity/(Deficit)
Current liabilities
Current portion of long-term borrowings	9,829,713	2,904,444
Short-term borrowings	7,843,267	19,865,645
Accounts payable and accrued expenses	30,245,947	30,254,010
Derivative warrant liabilities	1,987,003	1,489,818
Short-term operating lease liabilities	325,255	318,921
Other current liabilities	8,072,789	2,102,466
Total current liabilities	58,303,974	56,935,304
Non current liabilities
Long-term borrowings	15,612,108	139,775
Long-term operating lease liabilities	699,817	628,400
Other long-term liabilities	4,561,246	566,651
Total Non current liabilities	20,873,171	1,334,826
Total liabilities	79,177,145	58,270,130

Commitments and contingencies (refer note 22)
Shareholders’ Equity/(Deficit)
Ordinary Shares and additional paid in capital, $0.0001 par value per share, 220,000,000 shares authorized as of March 31, 2026 and March 31, 2025; 79,695,672 and 74,290,986 shares outstanding as of March 31, 2026 and March 31, 2025 respectively	112,128,293	95,501,291
Accumulated deficit	(246,224,660)	(223,826,442)
Accumulated other comprehensive income/(loss)	(1,299,868)	(468,859)
Other components of equity	105,747,998	103,720,113
Total shareholders’ deficit	(29,648,237)	(25,073,897)
Non-controlling interest	3,129,653	(616,883)
Total deficit	(26,518,584)	(25,690,780)
Total liabilities and Total Deficit	52,658,561	32,579,350

The accompanying notes are an integral part of these consolidated financial statements.

Roadzen Inc.

Consolidated Statements of Operations

(in US $, except share count)

Particulars	For the three months ended March 31,		For the year ended March 31,
	2026	2025	2026	2025
Revenue	16,121,304	11,330,827	55,021,792	44,296,098
Costs and expenses:
Cost of services	5,537,522	3,893,120	21,277,579	18,833,218
Research and development	(115,664)	244,928	408,355	3,779,955
Sales and marketing	9,349,677	7,133,481	29,111,662	28,873,150
General and administrative	6,069,343	2,694,733	15,976,982	51,602,107
Depreciation and amortization	1,057,462	1,046,539	2,244,268	2,020,610
Total costs and expenses	21,898,341	15,012,801	69,018,846	105,109,040
Loss from operations	(5,777,037)	(3,681,974)	(13,997,054)	(60,812,942)
Interest expense (net)	(1,871,764)	(714,899)	(7,249,803)	(3,247,831)
Gain on bargain purchase	174,248	—	174,248	—
Fair value gains/(losses) in financial instruments carried at fair value	635,187	1,681,725	(3,984,386)	(14,844,420)
Impairment of investment	(269,470)	(1,245,326)	(269,470)	(1,245,326)
Other income (net)	(193,775)	3,861,541	2,329,515	7,073,235
Total other income/(expense)	(1,525,574)	3,583,041	(8,999,896)	(12,264,342)
Loss before income taxes and equity-method investment activity	(7,302,611)	(98,933)	(22,996,950)	(73,077,284)
Equity method investment activity, net	—	—	—	—
(Loss)/Income before income tax expense	(7,302,611)	(98,933)	(22,996,950)	(73,077,284)
Less: income tax (benefit)/expense	(46,966)	69,709	20,212	(13,973)
Net (loss)/income before non-controlling interest	(7,255,645)	(168,642)	(23,017,162)	(73,063,311)
Net loss attributable to non-controlling interest, net of tax	(1,733)	(61,675)	(500,940)	(192,879)
Net Loss attributable to Ordinary shareholders	(7,253,912)	(106,967)	(22,516,222)	(72,870,432)
Net loss per share attributable to Ordinary shareholders
Basic and diluted	(0.09)	(0.00)	(0.29)	(1.04)
Weighted-average number of shares used in computing net loss per share	79,673,597	68,882,560	77,454,509	69,867,792

The accompanying notes are an integral part of these consolidated financial statements.

Roadzen Inc.

Unaudited Condensed Consolidated Statements of Cash Flow

(in US $, except share count)

	For the year ended March 31,
Particulars	2026	2025

Cash flows from operating activities
Net Loss attributable to Ordinary shareholders	(22,516,222)	(72,870,432)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,244,268	2,020,610
Stock based compensation	497,806	47,211,816
Deferred income taxes	(14,303)	(193,261)
Unrealised foreign exchange loss/(profit)	(831,009)	132,121
Gain over liability settled /expenses settled through issuance of equity equity shares	(64,875)	-
Fair value losses/(profits) in financial instruments carried at fair value	3,984,386	14,844,420
Impairment of investment	269,470	1,245,326
Expected credit loss (net of reversal)	2,654,182	246,115
Assets written off	82,032	-
Balances written off/(back)	(1,545,749)	(8,143,051)
Gain on extinguishment of intercompany financial assets and liabilities	(482,689)	-
Net total loss attributable to non-controlling interest, net of tax	(500,940)	(192,879)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Inventories	85,980	(131,868)
Accounts receivables, net	(4,776,282)	780,880
Prepayments and other assets	(3,159,457)	(4,822,952)
Accounts payable and accrued expenses	225,170	2,833,077
Other liabilities	3,576,831	(1,102,120)
Net cash used in operating activities	(20,271,401)	(18,142,198)
Cash flows from investing activities
Purchase of property and equipment & intangible assets	(1,009,660)	(424,910)
Proceeds from sale of mutual fund	112,847	309,289
Net cash used in investing activities	(896,813)	(115,621)
Cash flows from financing activities
Proceeds from issue of ordinary shares	6,519,429	7,073,913
Proceeds from issue of equity shares of subsidiary	6,645,789	-
Net proceeds/(payments) from borrowings	8,279,523	3,669,290
Proceeds from forward purchase agreement	-	1,000,000
Net cash generated from financing activities	21,444,741	11,743,203
Effect of exchange rate changes on cash and cash equivalents	-	3,168
Net (decrease)/increase in cash and cash equivalents (including restricted cash)	276,527	(6,511,448)
Cash acquired in business combination	1,470,453	-
Cash and cash equivalents at the beginning of the period (including restricted cash)	5,053,640	11,565,088
Cash and cash equivalents at the end of the period (including restricted cash)	6,800,620	5,053,640

Reconciliation of cash and cash equivalents
Cash and cash equivalents	6,578,594	4,836,576
Restricted cash	222,026	217,064
Total cash and cash equivalents	6,800,620	5,053,640

Supplemental disclosure of cash flow information
Cash paid for interest, net of amounts capitalized	2,742,101	1,318,139
Non-cash investing and financing activities
Consideration payable in connection with acquisitions	6,407,380	8,376,253
Interest accrued on borrowings	3,659,399	2,123,633

The accompanying notes are an integral part of these consolidated financial statements.

Non-GAAP Financial Measures This press release includes Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (Adjusted EBITDA), a non-GAAP financial measure which excludes the impact of finance costs, taxes, depreciation and amortization and certain other items from reported net profit or loss. We believe that Adjusted EBITDA aids investors by providing an operating profit/loss without the impact of non-cash depreciation and amortization and certain other items to help clarify sustainability and trends affecting the business. For comparability of reporting, management considers non-GAAP measures in conjunction with U.S. GAAP financial results in evaluating business performance. Adjusted EBITDA should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP. In addition, Adjusted EBITDA does not purport to represent cash flow provided by, or used for, operating activities in accordance with GAAP and should not be used as a measure of liquidity.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for financial information presented under GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under GAAP. For example, other companies in our industry may calculate these non-GAAP financial measures differently or may use other measures to evaluate their performance. These limitations could reduce the usefulness of these non-GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business.

The following tables reconcile our net loss reported in accordance with U.S. GAAP to Adjusted EBITDA:

	For the three months ended March 31,		Change
Particulars	2026	2025	amount	%
Net loss	(7,253,912)	(106,967)	(7,146,944)	6681%
Adjusted for:
Other (income)/expense net	193,775	(3,861,541)	4,055,316	-105%
Interest (income)/expense	1,871,764	714,899	1,156,865	162%
Gain on bargain purchase	(174,248)	-	(174,248)	100%
Fair value changes in financial instruments carried at fair value(1)	(635,187)	(1,681,725)	1,046,538	-62%
Gain on deconsolidation of subsidiaries	-	-	-	-
Impairment of goodwill and intangibles with definite life	-	-	-	-
Impairment of investment	-	-	-	-
Impairment of investment	269,470	1,245,326	(975,856)	-78%
Tax (benefit)/expense	(46,966)	69,709	(116,675)	-167%
Depreciation and amortization	1,057,462	1,046,539	10,923	1%
Stock based compensation expense	285,243	76,397	208,846	273%
Non-cash expenses	2,556,635	493,210	2,063,425	418%
Non-recurring expenses	1,437,515	386,746	1,050,769	272%
Adjusted EBITDA	(438,449)	(1,617,407)	1,178,958	-73%

	For the year ended March 31,		Change
Particulars	2026	2025	amount	%
Net loss	(22,516,222)	(72,870,432)	50,354,210	-69%
Adjusted for:	-	-
Other (income)/expense net	(2,329,515)	(7,073,235)	4,743,720	-67%
Interest (income)/expense	7,249,803	3,247,831	4,001,972	123%
Gain on bargain purchase	(174,248)	-	(174,248)	100%
Fair value changes in financial instruments carried at fair value(1)	3,984,386	14,844,420	(10,860,034)	-73%
Gain on deconsolidation of subsidiaries	-	-	-	100%
Impairment of goodwill and intangibles with definite life	-	-	-	-
Impairment of investment	-	-	-	-
Impairment of investment	269,470	1,245,326	(975,856)	-78%
Tax (benefit)/expense	20,212	(13,973)	34,185	-245%
Depreciation and amortization	2,244,268	2,020,610	223,658	11%
Stock based compensation expense	497,806	47,211,816	(46,714,010)	-99%
Non-cash expenses	2,990,808	1,649,448	1,341,360	81%
Non-recurring expenses	4,252,368	1,340,062	2,912,306	217%
Adjusted EBITDA	(3,510,864)	(8,398,127)	4,887,263	-58%

(1) Fair value changes in financial instruments are considered to be financing costs as they relate to convertible notes and the Forward Purchase Agreement. These changes are non-cash as these changes in fair value are affected by the volatility of the Company’s share price.